January     , 2013

Nuveen Michigan Quality Income Municipal Fund, Inc. 333 West Wacker Drive Chicago, IL 60606	Nuveen Michigan Quality Income Municipal Fund 333 West Wacker Drive Chicago, IL 60606

Re:	Variable Rate MuniFund Term Preferred Shares Issued in Reorganization of Nuveen Michigan Quality Income Municipal Fund, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding the treatment under the Internal Revenue Code of 1986, as amended (the “Code”), of certain Variable Rate MuniFund Term Preferred Shares (“VMTP Shares”) described below. The VMTP Shares will be issued in the change of domicile reorganization (the “Reorganization”) by and between Nuveen Michigan Quality Income Municipal Fund, Inc., a Minnesota corporation (the “Predecessor Fund”), and Nuveen Michigan Quality Income Municipal Fund, a newly created business trust formed under the laws of the Commonwealth of Massachusetts (the “Successor Fund”). The Predecessor Fund and the Successor Fund are each referred to herein as a “Fund,” and together as the “Funds.”

The Reorganization contemplates the transfer of all the assets of the Predecessor Fund to the Successor Fund solely in exchange for all the outstanding shares of beneficial interest of the Successor Fund (“New Shares”) and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund. As soon as possible thereafter, the Predecessor Fund will distribute to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund and the Predecessor Fund will be dissolved under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of August 27, 2012 (the “Plan”), entered into by the Predecessor Fund and the Successor Fund.

In rendering our opinion, we have examined the Plan and the definitive proxy statement relating to the meeting of the Predecessor Fund’s shareholders to consider the Reorganization contained in the registration statement on Form N-14 (File No. 333-182723) filed by the Predecessor Fund with the Securities and Exchange

Nuveen Michigan Quality Income Municipal Fund, Inc.

Nuveen Michigan Quality Income Municipal Fund

January     , 2013

Commission pursuant to the Securities Act of 1933, as amended (the “Registration Statement”). We have also examined such other agreements, documents and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. The opinion herein is subject to and conditioned upon the representations made by the Funds concerning factual matters (but not conclusions of law). The initial and continuing truth and accuracy of such representations at all relevant times constitutes an integral basis for the opinion expressed herein and our opinion is conditioned upon the initial and continuing truth and accuracy of such representations at all relevant times. Our opinion is based, in part, on the assumption that the Reorganization described herein will occur in accordance with the terms of the Plan—without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved—and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations, as well as the facts and representations set forth in the Plan and in the Registration Statement, are accurate as of the date hereof and will be accurate on the effective date and at the time of the Reorganization (the “Effective Time”).

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusion.

The Predecessor Fund has been registered and operated, since it commenced operations, as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Predecessor Fund is treated as a corporation for federal income tax purposes, has elected to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which the Reorganization occurs, and has qualified and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All the outstanding common shares and preferred shares of the Predecessor Fund are treated as equity for federal income tax purposes. The Successor Fund is registered and will be operated as a closed-end management investment company under the 1940 Act and will be treated as a corporation for federal income tax purposes. The Successor Fund was newly formed for the purpose of engaging in the Reorganization. Prior to the Effective Time, there will be no outstanding shares of the Successor Fund and the Successor Fund will not have any assets and, except as required to consummate the Reorganization, will not conduct any

Nuveen Michigan Quality Income Municipal Fund, Inc.

Nuveen Michigan Quality Income Municipal Fund

January     , 2013

business. The Successor Fund will elect to be taxed as a regulated investment company under section 851 of the Code and will qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which the Reorganization occurs. All New Shares issued in the Reorganization that are common shares will be treated as equity for federal income tax purposes.

Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Successor Fund will acquire all the assets of the Predecessor Fund solely in exchange for New Shares and the assumption by the Successor Fund of all the liabilities of the Predecessor Fund. Immediately upon delivery to the Predecessor Fund of the New Shares, the Predecessor Fund, as the sole shareholder of the Successor Fund, will approve certain items related to the Reorganization. Immediately thereafter, the Predecessor Fund will distribute to its shareholders of record all the New Shares so received in complete liquidation of the Predecessor Fund and the Predecessor Fund will be dissolved under applicable state law. The assets of the Predecessor Fund to be acquired by the Successor Fund consist of all property, including without limitation all cash, cash equivalents, securities, commodities, interests in futures, dividends or interest receivables, claims and rights of action, owned by the Predecessor Fund and any deferred or prepaid expenses shown as an asset on the books of the Predecessor Fund as of the closing date of the Reorganization. Immediately after the distribution of the New Shares by the Predecessor Fund, (i) the former shareholders of the Predecessor Fund will own all the issued and outstanding shares of the Successor Fund and will own such shares solely by reason of their ownership of shares of the Predecessor Fund immediately prior to the Effective Time and (ii) the Successor Fund will own all the assets that had been held by the Predecessor Fund immediately prior to the Effective Time, and such assets shall be subject to all the liabilities of the Predecessor Fund as existed immediately prior to the Effective Time of the Reorganization.

As a result of the Reorganization, a shareholder owning shares in a series of preferred shares of the Predecessor Fund will own preferred shares of the corresponding series of the Successor Fund equal in number to, and having rights and preferences substantially similar to, the preferred shares of such series outstanding at the Effective Time. In particular, holders of voting VMTP Shares, par value $0.01 per share and liquidation preference $100,000 per share, of the Predecessor Fund will receive only voting VMTP Shares, par value $0.01 per share and liquidation preference $100,000 per share, of the Successor Fund and such VMTP Shares of the Successor Fund will be issued only to holders of such VMTP Shares of the Predecessor Fund.

The purpose and effect of the Reorganization is to change the form of organization of the Predecessor Fund from a Minnesota corporation to a Massachusetts business trust. The Successor Fund will continue the investment company business of the Predecessor Fund in a

Nuveen Michigan Quality Income Municipal Fund, Inc.

Nuveen Michigan Quality Income Municipal Fund

January     , 2013

substantially unchanged manner. The Successor Fund’s investment objectives and policies will be identical to the investment objectives and policies of the Predecessor Fund; and the Successor Fund will not dispose of any assets received from the Predecessor Fund except in the ordinary course of its business as an investment company.

In approving the Reorganization, the Board of Trustees of the Successor Fund determined that the Plan and the transactions contemplated thereunder are in the best interests of the Successor Fund and the Board of Directors of the Predecessor Fund determined that the Plan and the transactions contemplated thereunder are in the best interests of Predecessor Fund and that the interests of the shareholders of the Predecessor Fund will not be diluted as a result of the Reorganization.

Opinion

Based solely on the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations expressed herein, we are of the opinion that (i) the VMTP Shares issued by the Successor Fund in the Reorganization and received by the holders of VMTP Shares of the Predecessor Fund will be treated as equity in the Successor Fund for federal income tax purposes and (ii) the distributions made with respect to such VMTP Shares will qualify as exempt-interest dividends to the extent they are reported as such by the Successor Fund and permitted by Section 852(b)(5)(A) of the Code.

This opinion is furnished to the Funds solely for their benefit in connection with the Reorganization and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to shareholders of the Funds and they may rely on it as if they were addressees of this opinion, it being understood that we are not establishing any lawyer-client relationship with any shareholder of the Funds. We understand that Vedder Price P.C. may rely on the conclusion of this opinion as a factual assumption for purposes of issuing certain other opinions in connection with the Reorganization. This letter is not to be relied upon for the benefit of any other person.

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, and qualifications:

1.

Our opinion is based upon our interpretation of the current provisions of the Code and current judicial decisions, administrative regulations, and published notices, rulings, and procedures. We have considered the positions of the Internal Revenue Service in published and private rulings. We note that there is no authority directly on point dealing with securities like VMTP Shares. Our opinion only represents our best judgment and is not binding on the Internal

Nuveen Michigan Quality Income Municipal Fund, Inc.

Nuveen Michigan Quality Income Municipal Fund

January     , 2013

Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. Consequently, no assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

2.	Our opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to any other matter, whether federal, state, local or foreign, not specifically set forth in the foregoing opinion.

We hereby consent to the filing of a form of this opinion as an exhibit to the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

K&L GATES LLP